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               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549



                            FORM 11-K



[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31,
     1994.

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934.



     Commission File Number 1-4721



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 SPRINT RETIREMENT SAVINGS PLAN
                  FOR BARGAINING UNIT EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                       SPRINT CORPORATION
                      POST OFFICE BOX 11315
                  KANSAS CITY, MISSOURI  64112


                      TOTAL NUMBER OF PAGES     26
                      EXHIBIT INDEX AT PAGE     25

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                      REQUIRED INFORMATION

1.   Opinion of Ernst & Young.

2.   Audited Statements of Net Assets Available for Benefits With
     Fund Information as of December 31, 1994 and 1993.

3.   Audited Statements of Changes in Net Assets Available for
     Benefits With Fund Information For Each of the Years Ended
     December 31, 1994, 1993, and 1992.

4.   Notes to Financial Statements.

5.   Supplemental Schedules:
     -Investments as of December 31, 1994.
     -Reportable Transactions For the Year Ended December 31,
     1994.

6.   Consent of Ernst & Young (Exhibit 23).

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FINANCIAL STATEMENTS FILED IN PAPER PURSUANT TO RULE 311 OF REGULATION
S-T UNDER COVER OF FORM SE


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                          SIGNATURES

  The Plan.  Pursuant to the requirements of the Securities
  Exchange Act of 1934, the Investment Trusts Committee, which administers the Plan, has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                  Sprint Retirement Savings Plan
                                  For Bargaining Unit Employees


  Date: June 24, 1995             By: /s/ ARTHUR B. KRAUSE
                                    		Arthur B. Krause
                                    		Investment Trusts Committee Member

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                        EXHIBIT INDEX


  Exhibit Number                                 		Page

  23          	Consent of Ernst & Young           26